China Shen Zhou Mining & Resources, Inc.
Announces Second Quarter Financial
Results

(All figures are in U.S. dollars)

•	Press Release
•	Source: China Shen Zhou Mining & Resources, Inc.
•	On Wednesday August 12, 2009, 8:00 am EDT

•	Companies:
o	China Shen Zhou Mining Resources, Inc.

BEIJING, Aug. 12 /PRNewswire-Asia-FirstCall/ — China Shen Zhou Mining & Resources, Inc. (NYSE Amex: SHZ) ("China Shen Zhou," or the "Company"), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Financial Results

Net revenues for the quarter ended June 30, 2009 were $0.73 million, representing a $0.45 million or 38% decrease as compared to the same period of 2008. The decrease in net revenues is mainly because (i) Qianzhen Mining ceased its zinc processing operation because of a shortage of ore supplies, and (ii) Xingzhen just restarted production in June 2009 and had very low revenue in the second quarter of 2009. Xingzhen Mining will have normal production/sales in the third quarter of 2009.

For the second quarter, gross profit was $160,000, which increased by approximately 433% from negative $48,000 in gross profit for the same period of 2008. Gross profit margin rose from approximately -4.1% for the second quarter of 2008 to approximately 22.0% for the same period of 2009. The increase was mainly due to the significant decrease in mining costs by Xiangzhen Mining.

For the second quarter, general and administrative expenses decreased by approximately $1.57 million to $0.85 million as compared to $2.42 million for the same period of 2008. The decrease in general and administrative expenses was primarily due to the Company's tightening of its control of expenses in the current economic crisis.

Interest expenses increased approximately $1.08 million in the second quarter as compared to the same period of 2008. The increase in interest expenses was mainly due to the difference in revaluation of the warrant liability

Net loss for the second quarter was $1.67 million, a difference of $0.42 million compared to net loss of $2.09 million for the same period of 2008. Basic losses per share were $0.07 and $0.09 for the quarter ended June 30, 2009 and 2008, respectively.

Net revenues for the six months ended June 30, 2009 were $1.35 million, representing a $0.58 million or 30% decrease as compared to the same period of 2008.

For the six months ended June 30, 2009, gross profit was $222,000 which increased by approximately 54% from $144,000 for the same period of 2008. Gross profit margin rose from 7.50% for the six months ended June 30, 2008 to 16.51% for the same period of 2009.

For the six months ended June 30, 2009, general and administrative expenses decreased by approximately $2.12 million to $2.27 million in 2009 as compared to $4.39 million in 2008.

Net loss for the six months ended June 30, 2009 was $4.04 million, a decrease of $1.46 million compared to net loss of $5.50 million for the same period of 2008. Basic losses per share were $0.18 and $ 0.25 for the six months ended June 30, 2009 and 2008, respectively.

Cash and cash equivalents were $0.606 million as of June 30, 2009, an increase of $0.401 million as compared to the balance at December 31, 2008 of $0.205 million.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

    For more information, please contact:

    In China:
     Fulun Song
     Office of the Board of Directors
     China Shen Zhou Mining & Resources, Inc.
     Tel:   +86-10-8890-6927
     Fax:   +86-10-6887-2811
     Email: investors@chinaszky.com
     Web:   http://www.chinaszmg.com

    In the U.S.:
     David Elias
     Investor Relations
     DME Capital LLC
     Tel:   +1-516-967-0205
     Email: dave@dmecapital.com

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$606	$205
Accounts receivable, net	785	561
Other deposits and prepayments, net	1,413	1,167
Inventories	3,237	2,958
Total current assets	6,041	4,891

Prepayment for office rent	400	505
Available for sale investment	147	146
Property, machinery and mining assets, net	46,892	47,716
Deferred debt issuance costs	1,544	1,755
Total assets	$55,024	$55,013

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,792	$3,471
Fair value of detachable warrants liability	93	33
Short term bank loans	3,630	1,756
Other payables and accruals	5,565	4,794
Taxes payable	143	411
Due to related parties	2,226	2,666
Convertible notes payable	25,826
Total current liabilities	41,275	13,131

Convertible notes payable		24,251
Total liabilities	$41,275	$37,382

Minority interests	—	22

STOCKHOLDERS' EQUITY:
Common Stock, $0.001 par value:
Authorized - 50,000,000 shares (2008: 50,000,000 shares) Issued and outstanding 22,214,514 shares	$22	$22
Additional paid-in capital	25,251	25,251
PRC statutory reserves	1,672	1,672
Accumulated other comprehensive income	4,206	4,020
Accumulated deficit	(17,402)	(13,356)
Total stockholders' equity	13,749	17,609
Total liabilities and stockholders' equity	$55,024	$55,013

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended		Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$726	$1,177	$1,345	$1,921
Cost of sales	566	1,225	1,123	1,777
Gross profit (loss)	160	(48)	222	144

Operating expenses:
Selling and distribution expenses	14	18	18	36
General and administrative expenses	848	2,418	2,271	4,392
Total operating expenses	862	2,436	2,289	4,428

Net loss from operations	(702)	(2,484)	(2,067)	(4,284)

Other income (expense):
Interest expense	(997)	86	(1,959)	(1,845)
Other, net	(11)	185	(42)	542
Total other income (expense)	(1,008)	271	(2,001)	(1,303)

Loss from operations before income taxes and minority interests	(1,710)	(2,213)	(4,068)	(5,587)

Income tax expenses	—	94	—	44

Loss from operations before minority interests	(1,710)	(2,119)	(4,068)	(5,543)

Minority interests	44	30	22	45

Net loss	(1,666)	(2,089)	(4,046)	(5,498)

Other comprehensive income:
Foreign currency translation adjustments	(5)	533	186	1,556

Comprehensive loss	$(1,671)	$(1,556)	$(3,860)	$(3,942)

Net loss per common share
- basic and diluted	$(0.07)	$(0.09)	$(0.18)	$(0.25)

Weighted average common shares outstanding
- Basic and Diluted	22,215	22,215	22,215	22,215

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Six Months Ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Loss from operations	$(4,046)	$(5,498)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,361	2,248
Deferred income tax benefits	—	(77)
Fair value adjustment of warrants	60	(72)
Prepayment for office rent	105	—
Accrual of coupon interests and accreted principal	774	736
Amortization of deferred financing costs	802	783
Amortization of debt issuance costs	211	206
Minority interests	(22)	(37)
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(224)	1,221
Deposits and prepayments	(246)	(1,118)
Inventories	(279)	(2,988)
Increase (decrease) in -
Accounts payable	321	761
Other payables and accruals	758	2,496
Taxes payable	(268)	(65)
Due to related parties	(441)	259
Net cash used in operating activities	(1,134)	(1,145)

Cash flows from investing activities:
Purchases of property, machinery and mining assets	$(514)	$(932)
Net cash used in investing activities	(514)	(932)

Cash flows from financing activities:
Proceeds from short-term borrowings	$1,874	$435
Net cash provided by financing activities	1,874	435

Foreign currency translation adjustment	175	(620)

Net increase (decrease) in cash and cash equivalents	401	(2,262)

Cash and cash equivalents at the beginning of the period	205	2,949
Cash and cash equivalents at the end of the period	$606	$687

Non-cash investing and financing activities (None)

Supplemental disclosures of cash flow information
Cash paid for interest expenses	$110	$85
Cash paid for income tax	$—	$—